Exhibit (d.3)	Mutual Consent to Add Series to the Heartland Group, Inc. Investment Advisory Agreement (dated January 12, 1987) and Amended and Restated Schedule A to the Investment Advisory Agreement (for the Heartland Select Value, Value Plus, International Value Fund, and Mid Cap Value Fund)

Mutual Consent to Add Series to

Heartland Group, Inc. Investment Advisory Agreement Dated January 12, 1987

This Mutual Consent (the “Consent”) by and between Heartland Group, Inc., a Maryland corporation (the “Fund Company”), and Heartland Advisors, Inc., a Wisconsin corporation (the “Advisor”), is made this 15 day of August, 2014, and modifies the Investment Advisory Agreement by and between the Fund Company and the Advisor dated January 12, 1987, as modified, (the “Agreement”) in accordance with the terms thereof.

WHEREAS, the Fund Company is a registered open-end management investment company organized as a series company offering a number of portfolios of securities (each a “Series”);

WHEREAS, on or about August 15, 2014, the Heartland Mid Cap Value Fund (the “New Fund”) became a Series of the Fund Company and the Fund Company seeks to have Advisor serve as Investment Advisor of that Series pursuant to the Agreement;

WHEREAS, Schedule A to the Agreement may be modified by the mutual consent of the Fund Company and the Advisor pursuant to the Recitals thereto in order to modify the Series to which the Advisor renders services to the Fund Company pursuant to the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund Company and Advisor agree as follows:

1.	List of Series. Effective October 31, 2014, Schedule A (List of Series) of the Agreement is hereby amended and restated with the Schedule A attached hereto.

2.	Choice of Law. This Consent shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, without giving effect to the choice of laws provisions thereof.

3.	Counterparts. This Consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

[Signature Page to Mutual Consent]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their officers designated below as of the date first set forth above.

HEARTLAND ADVISORS, INC.

By: /s/ Paul T. Beste

Paul T. Beste, Chief Operating Officer

HEARTLAND GROUP, INC.

By: /s/ William R. Nasgovitz

William R. Nasgovitz, Chief Executive Officer

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

(Amended and Restated as of October 31, 2014)

The investment advisory services to be provided under this Investment Advisory Agreement by and between the parties hereto shall pertain to the Fund’s investment activities relating to the assets allocated to the following Series of the Fund’s shares.

1.	Heartland Value Plus Fund

a.	Effective Date: October 26, 1993.

b.	Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% of the average daily net assets of the Series.

2.	Heartland Select Value Fund (previously known as the Heartland Large Cap Value Fund)

a.	Effective Date: October 11, 1996.

b.	Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.75 of 1% of the first $1 billion of the average daily net assets of the Series and 0.70 of 1% on the average daily net assets of the Series in excess of $1 billion.

3.	Heartland International Value Fund (between October 1, 2010 and September 30, 2013, the predecessor to the Fund was a series of the Trust for Professional Managers)

a.	Effective Date: October 1, 2013.

b.	Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.85 of 1% of the average daily net assets of the Series.

4.	Heartland Mid Cap Value Fund

a.	Effective Date: October 31, 2014.

b.	Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.75 of 1% of the average daily net assets of the Series.